EXHIBIT 99.5

InterAmerican Gaming Inc.

PINK SHEETS : IAGM
July 19, 2011 10:24 ET
InterAmerican Gaming: Leading Mobile Industry Executive to Join Board of Directors

TORONTO, ONTARIO--(Marketwire - July 19, 2011) - InterAmerican Gaming Inc. ("the Company") (PINK SHEETS:IAGM) announces that upon closing of its planned acquisition of 80.1% of social gaming and smartphone application developer NOWPHIT, Mr. Gary Schwartz, a leading mobile industry executive, has agreed to join the Board of Directors and assume the role of Vice Chairman of the Company.

Mr. Marc Askenasi, founder of NOWPHIT stated, "Adding Gary to our team is a great achievement for our young company and a testament to the potential of the NOWPHIT platform. Gary not only brings pivotal relationships within the mobile community to the table, he will be instrumental in efficiently and effectively developing NOWPHIT's distribution network and reach."

Mr. Gary Schwartz, President and CEO of Impact Mobile, has spent the past 10 years promoting and developing the mobile media channel. He founded Impact Mobile, an industry leading mobile company that provides carriers, agencies, brands and retailers the mobile technology, network connectivity and strategy to advance their marketing goals. Gary has played a leadership role in the mobile industry, running the first cross-carrier short code campaign in North America.

Gary also founded the mobile committee for the Interactive Advertising Bureau (http://www.iab.net) in 2006 and has worked to publish literature such as the Mobile Buyer's Guide helping extend the digital buy into mobile (for which he received an IAB award for industry excellence in 2009). Additionally, in 2007, Gary started work to help establish a joint task force between the Mobile Marketing Association and the IAB with the aid of the Media Rating Council to develop global, auditable mobile measurement standards.

In 2010, Gary was elected as the Chair of the Americas for the Mobile Entertainment Forum (MEF) with a remit to develop a mobile commerce practice to service brands, retailers and content owners (for which he received a MEF award for industry excellence). Since 2000, MEF has established itself as the leading global trade association for companies large and small across the mobile value chain driving revenue models and standards. MEF's membership base spans the entire range of mobile entertainment activities, including music, film, TV and video companies who create and package content; publishers, retailers, service providers and technologists who sell and deliver content and network operators who get the content to the end users.

Gary is the recipient of the Asia and Japan Foundation Fellowship as well as the Macromedia People's Choice Award and Dodge Foundation award for innovation. Gary is the author of an upcoming book called Click2K'Ching: The Mobile Shopper & The Impulse Economy.

About InterAmerican Gaming Inc.

The Company has entered into a letter of intent with Baron Group Ventures ("BGV") to acquire an 80.1% interest in NOWPHIT. NOWPHIT is a new social gaming platform and smartphone application that empowers and inspires people to improve their personal health and fitness and makes it easier to achieve healthy lifestyle goals. The NOWPHIT app will be available for the iPhone via the iTunes Store at launch (expected Q4 2011), with Blackberry and Android versions to follow.

NOWPHIT syncs with gym or at-home fitness machines and allows "NOWPHIT athletes" to track, train and compete with each other over the NOWPHIT network in real time for virtual and real-life rewards such as trophies, medals and location-based coupons and special offers. NOWPHIT also features a charitable and event function. NOWPHIT athletes can raise donations for a charity of their choice, and virtually train and compete in real athletic events anywhere around the world (i.e. the New York City Marathon).

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

Contact Information
InterAmerican Gaming Inc.
Mr. John G. Simmonds
Chairman, President and Chief Executive Officer
+1-905-833-9846
jgs@gamecorp.com
NOWPHIT
Mr. Marc Askenasi
Founder of NOWPHIT
+1-416-727-6326
marc@nowphit.com